UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                                                       SEC FILE NUMBER 011-11906
                                                       CUSIP NUMBER 583421102

                          NOTIFICATION OF LATE FILING


(Check One):    [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q
                [ ] Form N-SAR [ ] Form N-CSR

For Period Ended:     March 31, 2006
                      ----------------------------------------------------------

[ ]              Transition Report on Form 10-K
[ ]              Transition Report on Form 20-F
[ ]              Transition Report on Form 11-K
[ ]              Transition Report on Form 10-Q
[ ]              Transition Report on Form N-SAR

For the Transition Period Ended:
                                 -----------------------------------------------

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION


Full Name of Registrant         Measurement Specialties, Inc.
                       ---------------------------------------------------------

Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

                                1000 Lucas Way
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City, State and Zip Code        Hampton, VA 23666
                        --------------------------------------------------------


                                     PART II
                            RULES 12B-25 (B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant will be unable to assemble the information necessary to complete its annual report on Form 10-K within the prescribed time period without unreasonable effort or expense, in part due to unexpected delays in finalizing the year end tax provision in accordance with Statement of Financial Accounting Standard No. 109 in the audited financial statements of the Registrant.


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

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


        John Hopkins                   (757)                     766-1500
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           (Name)                   (Area Code)             (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).


                                                                  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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

      Measurement Specialties, Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



                                Measurement Specialties, Inc.


Date:   June 15, 2006           By:  /s/ John P. Hopkins
                                     -------------------------------------------
                                     John P. Hopkins
                                     Chief Financial Officer



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


-----------------------------------ATTENTION------------------------------------

                 INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT
          CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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